Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated November 25, 2020 (except for Notes B, D, H, and L, as to which the date is April 20, 2021), with respect to the consolidated financial statements of Precision Acquisition MidCo, Inc. and subsidiaries, which are included in the Current Report on Form 8-K/A of Columbus McKinnon Corporation filed April 20, 2021. We consent to the incorporation by reference of said report in the Registration Statements of Columbus McKinnon Corporation on Form S-3 (File Nos. 333-217382 and 333-231827) and on Form S-8 (File Nos. 333-168777, 333-207165 and 333-212865).

/s/ Grant Thornton LLP

Milwaukee, Wisconsin

April 20, 2021